Exhibit 10.8

Code word for this Charter Party

“SHELLTIME 4”

Issued December 1984 amended December 2003

Time Charter Party

New York

April 1, 2008

IT IS THIS DAY AGREED between : (A) OSG 300 LLC in its capacity as the owner of the barge M-300 (the “Barge”) and OSG Liberty LLC in its capacity as the Owner of the tug Liberty (the “Tug”) of Delaware (hereinafter referred to as “Owners”), as the Barge and Tug each a “vessel” and together “the vessels”) described as per Clause 1 hereof; and (B) OSP 300 LLC of Delaware (hereinafter referred to as “Charterers”):

Description and Condition of Vessel

1.                         At the date of delivery of the vessel under this charter and throughout the charter period:

(a)                    each shall be classed by a Classification Society which is a member of the International Association of Classification Societies; classification will be ABS

(b)                   the Barge shall be in every way fit to carry crude oil and/or its products;

(c)                    each shall be tight, staunch, strong, in good order and condition, and in every way fit for the service, with her machinery, boilers, hull and other equipment (including but not limited to hull stress calculator, radar, computers and computer systems) in a good and efficient state;

(d)                   her tanks, valves and pipelines shall be oil-tight;

(e)                    the Tug shall be in every way fitted for burning, in accordance with the grades specified in Clause 29 hereof; IFO 380 CST RMG 380 ISO 8217:2005 (E) and ISO DMA 8217:2005 — Charterers will endeavor to procure IFO with maximum 3.0% sulphur, provided it is readily available within the port the Tug would normally bunker and without incremental time or cost to Charterers, as compared to IFO that would otherwise be supplied with maximum 4.5% sulphur content, or as required by law.  Charterers have no obligation whatsoever to deviate the Vessels for the purpose of procuring IFO 3.0% maximum sulphur unless required to comply with applicable law(s).

(i)                       at sea, fuel oil for main propulsion and fuel oil/marine diesel oil* for auxiliaries;

(ii)                    in port, fuel oil/marine diesel oil* for auxiliaries;

(f)                      Each shall comply with the regulations in force so as to enable her to pass through the Suez and Panama Canals by day and night without delay;

(g)                   Each shall have on board all certificates, documents and equipment required from time to time by any applicable law to enable her to perform the charter service without delay;

(h)                   Each shall comply with the description in the OCIMF Harmonised Vessel Particulars Questionnaire, appended hereto as Appendix A, provided however that if there is any conflict between the provisions of this questionnaire and any other provision, including this Clause 1, of this charter such other provisions shall govern;

(i)                       the ownership structure, flag, registry, and classification society and management company of each vessel shall not be changed, without approval of Charterers, which shall not be unreasonably withheld;

Safety Management

(j)                       Owners will operate:

(i)                       a safety management system certified to comply with the International Safety Management Code (“ISM Code”) for the Safe Operation of Ships and for Pollution Prevention;

(ii)                    a documented safe working procedures system (including procedures for the identification and mitigation of risks);

(iii)                 a documented environmental management system;

(iv)                documented accident/incident reporting system compliant with flag state requirements;

(k)                    Owners shall submit to Charterers a monthly written report detailing all accidents/incidents and environmental reporting requirements;

(l)                       Owners shall maintain Health Safety Environmental (“HSE”) records sufficient to demonstrate compliance with the requirements of their HSE system and of this charter.  Charterers reserve the right to confirm compliance with HSE requirements by audit of Owners.

(m)                 Owners will arrange at their expense for a SIRE inspection to be carried out at intervals of six months plus or minus thirty days.

Shipboard Personnel and their Duties

2.                         (a)     At the date of delivery of the vessels under this charter and throughout the charter period:

(i)                       Each shall have a full and efficient complement of master, officers and crew for a vessel of her tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be trained to operate the vessel and her equipment competently and safely;

(ii)                    all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state;

(iii)                 all shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1995 or any additions, modifications or subsequent versions thereof;

(iv)                there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the vessels and those loading the Barge or accepting discharge there from to be carried out quickly and efficiently;

(v)                   the terms of employment of the vessels’ staff and crew will always remain acceptable to The International Transport Worker’s Federation and the vessels will at all times carry a Blue Card;

(vi)                the nationality of the vessels’ officers given in the OCIMF Vessel Particulars Questionnaire referred to in Clause 1(h) will not change without Charterers’ prior agreement.

(b)                   Owners guarantee that throughout the charter service the master shall with the vessel’s officers and crew, unless otherwise ordered by Charterers;

(i)                       prosecute all voyages with the utmost despatch;

(ii)                    render all customary assistance; and

(iii)                 load and discharge cargo as rapidly as possible when required by Charterers or their agents to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the flag state.

Duty to Maintain

3.                         (a)     Throughout the charter service Owners shall, whenever the passage of time, wear and tear or any event (whether or not coming within Clause 27 hereof) requires steps to be taken to maintain or restore the conditions stipulated in Clauses 1 and 2(a), exercise due diligence so to maintain or restore the vessels.

(b)                   If at any time whilst the vessels are on hire under this charter they fail to comply with the requirements of Clauses 1, 2(a) or 10 then hire shall be reduced to the extent necessary to indemnify Charterers for such failure. If and to the extent that such failure affects the time taken by the vessels to perform any services under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost.

Any reduction of hire under this sub-Clause (b) shall be without prejudice to any other remedy available to Charterers, but where such reduction of hire is in respect of time lost, such time shall be excluded from any calculation under Clause 24.

(c)                    If Owners are in breach of their obligations under Clause 3(a)), Charterers may so notify Owners in writing and if, after the expiry of 30 days following the receipt by Owners of any such notice, Owners have failed to demonstrate to Charterers’ reasonable satisfaction the exercise of due diligence as required in Clause 3(a), the vessels shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they are exercising such due diligence.

(d)                   Owners shall advise Charterers immediately, in writing, should either vessel fail an inspection by, but not limited to, a governmental and/or port state authority, and/or terminal and/or major charterer of similar tonnage. Owners shall simultaneously advise Charterers of their proposed course of action to remedy the defects which have caused the failure of such inspection.

(e)                    If, in Charterers reasonably held view:

(i)                       failure of an inspection, or,

(ii)                    any finding of an inspection,

referred to in Clause 3(d), prevents normal commercial operations then Charterers have the option to place the vessel off-hire from the date and time that the vessel fails such inspection, or becomes commercially inoperable, until the date and time that the vessel passes a re-inspection by the same organisation, or becomes commercially operable, which shall be in a position no less favourable to Charterers than at which she went off-hire.

(f)                      Furthermore, at any time while the vessel is off-hire under this Clause 3 (with the exception of Clause 3(e)(ii)), Charterers have the option to terminate this charter by giving notice in writing with effect from the date on which such notice of termination is received by Owners or from any Later date stated in such notice.  This sub-Clause (f) is without prejudice to any rights of Charterers or obligations of Owners under this charter or otherwise (including without limitation Charterers’ rights under Clause 21 hereof).

Period, Trading Limits and Safe Places

4.                         (a)     Owners agree to let and Charterers agree to hire the vessels for a period commencing on or about April 1, 2008 and ending on or about July 14, 2008 plus or minus 30 days in Charterers’ option commencing from the time and date of delivery of the vessels, for the purpose of carrying all lawful merchandise (subject always to Clause 28) including in particular crude oil:

In any part of the world, as Charterers shall direct, subject to the limits of the current British

Institute Warranties and any subsequent amendments thereof.  Notwithstanding the foregoing, but subject to Clause 35, Charterers may not order the vessels to ice-bound waters or to any part of the world outside such limits

(b)                   Any time during which the vessel is off-hire under this charter may be added to the last firm charter period in Charterers’ option up to the total amount of time spent off-hire.  In such cases the rate of hire will be that prevailing at the time the vessel would, but for the provisions of this Clause, have been redelivered.

(c)                    Charterers shall use due diligence to ensure that the vessels are only employed between and at safe places (which expression when used in this charter shall include ports, berths, wharves, docks, anchorages, submarine lines, alongside vessels or lighters, and other locations including locations at sea) where she can safely lie always afloat.  Notwithstanding anything contained in this or any other clause of this charter, Charterers do not warrant the safety of any place to which they order the vessel and shall be under no liability in respect thereof except for loss or damage caused by their failure to exercise due diligence as aforesaid.  Subject as above, the vessels shall be loaded and discharged at any places as Charterers may direct, provided that Charterers shall exercise due diligence to ensure that any ship-to-ship transfer operations shall conform to standards not less than those set out in the latest published edition of the ICS/OCIMF Ship-to-Ship Transfer Guide.

(d)                   Unless otherwise agreed, the vessels shall be delivered by Owners dropping outward pilot at a port in Delaware Bay at Owners’ option and redelivered to Owners dropping outward pilot at a port in Delaware Bay,

at Charterers’ option.

(e)                    The vessels will deliver with last cargo(es) of crude oil and will redeliver with last cargo(es) of crude oil

(f)                      Owners are required to give Charterers 5 days prior notice of delivery and Charterers are required to give Owners 5 days prior notice of redelivery.

Laydays/Cancelling

5.                         The vessels shall not be delivered to Charterers before April 1, 2008 and Charterers shall have the option of cancelling this charter if the vessels are not ready and at their disposal on or before April 28, 2008

Owners to Provide

6.                         Owners undertake to provide and to pay for all provisions, wages (including but not limited to all overtime payments), and shipping and discharging fees and all other expenses of the master, officers And crew; also, except as provided in Clauses 4 and 34 hereof, for all insurance on the vessels, for all Deck, cabin and engine-room stores, and for water (limited to crew only); for all drydocking, overhaul, maintenance and repairs to the vessels. Owners’ obligations under this Clause 6 extend to all liabilities for customs or import duties arising at any time during the performance of this charter in relation to the personal effects of the master, officers and crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability.  Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a Period when the vessels are on-hire.

Charterers to Provide

7.                         (a)     Charterers shall provide and pay for all fuel (except for fuel used for domestic services), towage and pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues, and tax/dues on cargo/freight and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all charges for the said items shall be for Owners’ account when such items are consumed, employed or incurred for Owners’ purposes or while the vessels are off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under

Clause 21 or 22); and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners. OPA charges to be paid by Charterers, COFR to be arranged and paid for by Owners.

(b)                   In respect of bunkers consumed for Owners’ purposes these will be charged on each occasion by Charterers on a “first-in-first-out” basis valued on the prices actually paid by Charterers.

(c)                    If the trading limits of this charter include ports in the United States of America and/or its protectorates then Charterers shall reimburse Owners for port specific charges relating to additional premiums charged by providers of oil pollution cover, when incurred by the vessel calling at ports in the United States of America and/or its protectorates in accordance with Charterers orders.

Rate of Hire

8.                         Subject as herein provided, Charterers shall pay for the use and hire of the vessels at the rate of United States Dollars $16,250 per day, and pro rata for any part of a day, from the time and date of her delivery (local time) to Charterers until the time and date of redelivery (local time) to Owners.

Payment of Hire

9.                         Subject to Clause 3 (c) and 3 (e), payment of hire shall be made in immediately available funds

to:                                  JPMorgan Chase Bank

New York, New York

Account:  ABA #021000021

For Credit to Account No. 232-2-407251

in the name of OSG Bulk Ships, Inc.

in United States Dollars per calendar month in advance, less:

(i)                       any hire paid which Charterers reasonably estimate to relate to off-hire periods, and,

(ii)                    any amounts disbursed on Owners’ behalf, any advances and commission therein, and charges which are for Owners’ account pursuant to any provision hereof, and;

(iii)                 any amounts due or reasonably estimated to become due to Charterers under Clause 3(c) or 24 hereof,

any such adjustments to be made at the due date for the next monthly payment after the facts have been ascertained. Charterers shall not be responsible for any delay or error by Owners’ bank in crediting Owners’ account provided that Charterers have made proper and timely payment.

In default of such proper and timely payment:

(a)                    Owners shall notify Charterers of such default and Charterers shall within seven days of receipt of such notice pay to Owners the amount due, including interest, failing which Owners may withdraw the vessels from the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise; and;

(b)                   Interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be 1% above the U.S. Prime Rate as published by the Chase Manhattan Bank in New York at 12.00 New York time on the due date, or, if no such interest rate is published on that day, the interest rate published for the next preceding day on which such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded semi-annualy.

Space Available to Charterers

10.           The whole reach, burthen and decks on the vessels and any passenger accommodation (including Owners’ suite) shall be at Charterers’ disposal, reserving only proper and sufficient space for the vessel’s master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall not, unless specially agreed, exceed 5 tonnes at any time during the charter period.

Segregated Ballast

11.           In connection with the Council of the European Union Regulation on the Implementation of IMO Resolution A747(18) Owners will ensure that the following entry is made on the International Tonnage Certificate (1969) under the section headed “Remarks”.

“The segregated ballast tanks comply with the Regulation 13 of Annex 1 of the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, and the total tonnage of such tanks exclusively used for the carriage of segregated water ballast is as required The reduced gross tonnage which should be used for the calculation of tonnage based fees has been provided to Charterers”.

Instructions and Logs

12.           Charterers shall from time to time give the master all requisite instructions and sailing directions, and the master shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as required.  The master shall when required furnish Charterers or their agents with a true copy of such log and with properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as Charterers may require.  Charterers shall be entitled to take copies at Owners’ expense of any such documents which are not provided by the master.

Bills of Lading

13.           (a)           The master (although appointed by Owners) shall be under the orders and direction of Charterers as regards employment of the vessels, agency and other arrangements, and shall sign Bills of Lading as Charterers or their agents may direct (subject always to Clauses 35(a) and 40) without prejudice to this charter.  Charterers hereby indemnify Owners against all consequences or liabilities that may arise;

(i)            from signing Bills of Lading in accordance with the directions of Charterers or their agents, to the extent that the terms of such Bills of Lading fail to conform to the requirements of this charter, or (except as provided in Clause 13(b) from the master otherwise complying with Charterers’ or their agents’ orders;

(ii)           from any irregularities in papers supplied by Charterers or their agents.

(b)           If Charterers by telex, facsimile or other form of written communication that specifically refers to this Clause request Owners to discharge a quantity of cargo either without Bills of Lading and/or at a discharge place other than that named in a Bill of Lading and/or that is different from the Bill of Lading quantity, then Owners shall discharge such cargo in accordance with Charterer’s instructions in consideration of receiving the following indemnity which shall be deemed to be given by Charterers on each and every such occasion and which is limited in value to 200% of the CIF value of the cargo carried on board;

(i)            Charterers shall indemnify Owners and Owners’ servants and agents in respect of any liability loss or damage of whatsoever nature (including legal costs as between attorney or solicitor and client and associated expenses) which Owners may sustain by reason of delivering such cargo in accordance with Charterers’ request.

(ii)           If any proceeding is commenced against Owners or any of Owners’ servants or agents in connection with the vessels having delivered cargo in accordance with such request, Charterers shall provide Owners or any of Owners’ servants or agents from time to time on demand with sufficient funds to defend the said proceedings.

(iii)          If the vessels or any other vessel or property belonging to Owners should be arrested or detained, or if the arrest or detention thereof should be threatened, by reason of discharge in accordance with Charterers instruction as aforesaid, Charterers shall provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such vessel or property and Charterers shall indemnify Owners in respect of any loss, damage or expenses caused by such arrest or detention whether or not same may be justified.

(iv)          Charterers shall, if called upon to do so at any time while such cargo is in Charterers’ possession, custody or control, redeliver the same to Owners.

(v)           As soon as all original Bills of Lading for the above cargo which name as discharge port the place where delivery actually occurred shall have arrived and/or come into Charterers’ possession, Charterers shall produce and deliver the same to Owners whereupon Charterers’ liability hereunder shall cease.

Provided however, if Charterers have not received all such original Bills of Lading by 24.00 hours on the day 36 calendar months after the date of discharge, that this indemnity shall terminate at that time unless before that time Charterers have received from Owners written notice that:

a)             Some person is making a claim in connection with Owners delivering cargo pursuant to Charterers request or,

b)            Legal proceedings have been commenced against Owners and/or carriers and/or Charterers and/or any of their respective servants or agents and/or the vessel for the same reason.

When Charterers have received such a notice, then this indemnity shall continue in force until such claim or legal proceedings are settled.  Termination of this indemnity shall not prejudice any legal rights a party may have outside this indemnity.

(vi)          Owners shall promptly notify Charterers if any person (other than a person to whom Charterers ordered cargo to be delivered) claims to be entitled to such cargo and/or if the vessels or any other property belonging to Owners is arrested by reason of any such discharge of cargo.

(vii)         This indemnity shall be governed and construed in accordance with United States law.

(c)           Owners warrant that the Master will comply with orders to carry and discharge against one or more Bills of Lading from a set of original negotiable Bills of Lading should Charterers so require.

Conduct of Vessel’s Personnel

14.           If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall immediately investigate the complaint.  If the complaint proves to be well founded, Owners shall, without delay, make a change in the appointments and Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.

Bunkers at Delivery and Redelivery

15.           Charterers shall accept and pay for all bunkers on board at the time of delivery, and Owners shall on redelivery (whether it occurs at the end of the charter or on the earlier termination of this charter) accept and pay for all bunkers remaining on board, at the price actually paid, on a “first-in-first-out” basis.  Such prices are to be supported by paid invoices.

Vessels to be delivered to and redelivered from the charter with, at least, a quantity of bunkers on board sufficient to reach the nearest main bunkering port.

Notwithstanding anything contained in this charter all bunkers on board the vessel shall, throughout the duration of this charter, remain the property of Charterers and can only be purchased on the terms specified in the charter at the end of the charter period or, if earlier, at the termination of the charter.

Stevedores, Pilots, Tugs

16.           Stevedores, when required, shall be employed and paid by Charterers, but this shall not relieve Owners from responsibility at all times for proper stowage, which must be controlled by the master who shall keep a strict account of all cargo loaded and discharged.  Owners hereby indemnify Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots, tugboats or stevedores, who although employed by Charterers shall be deemed to be the servants of and in the service of Owners and under their instructions (even if such pilots, tugboat personnel or stevedores are in fact the servants of Charterers their agents or any affiliated company); provided, however, that:

(a)           the foregoing indemnity shall not exceed the amount to which Owners would have been entitled to limit their liability if they had themselves employed such pilots, tugboats or stevedores, and;

(b)           Charterers shall be liable for any damage to the vessels caused by or arising out of the use of stevedores, fair wear and tear excepted, to the extent that Owners are unable by the exercise of due diligence to obtain redress therefor from stevedores.

Super-Numeraries

17.           Charterers may send representatives in the vessel’s available accommodation upon any voyage made under this charter, Owners finding provisions and all requisites as supplied to officers, except alcohol.  Charterers paying at the rate of United States Dollars 15 (fifteen) per day for each representative while on board the vessels.

Sub-letting/Assignment/Novation

18.           Charterers may sub-let the vessels, but shall always remain responsible to Owners for due fulfilment of this charter.

Final Voyage

19.           If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the vessels before the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers’ reasonable estimate of the time necessary to complete Charterers’ programme up to redelivery, and from which estimate Charterers may deduct amounts due or reasonably expected to become due for:

(a)           disbursements on Owners’ behalf or charges for Owners’ account pursuant to any provision hereof, and;

(b)           bunkers on board at redelivery pursuant to Clause 15.

Promptly after redelivery any overpayment shall be refunded by Owners or any underpayment made good by Charterers.

If at the time this charter would otherwise terminate in accordance with Clause 4 the vessels are on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the vessels at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage, or to complete such laden voyage and return to a port of redelivery as provided by this charter, as the case may be.

Loss of Vessel

20.           Should the vessels be lost, this charter shall terminate and hire shall cease at noon (GMT) on the day of the loss; should the vessels be a constructive total loss, this charter shall terminate and hire shall cease at noon on the day on which the vessels’ underwriters agree that the vessels are a constructive total loss; should the vessels be missing, this charter shall terminate and hire shall cease at noon on the day on which they were last heard of.  Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last bunkering port.

Off-hire

21.           (a)           On each and every occasion that there is loss of time (whether by way of interruption in the vessels’ service or, from reduction in the vessels’ performance, or in any other manner):

(i)            due to deficiency of personnel or stores; repairs; gas-freeing for repairs; time in and waiting to enter dry dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the vessels or their equipment (including without limitation tank coatings); overhaul, maintenance or survey; collision, stranding, accident or damage to the vessels; or any other similar cause preventing the efficient working of the vessels; and such loss continues for more than three consecutive hours (if resulting from interruption in the vessels’ service) or cumulates to more than three hours (if resulting from partial loss of service); or;

(ii)           due to industrial action, refusal to sail, breach of orders or neglect of duty on the part of the master, officers or crew; or;

(iii)          for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers’ representative carried under Clause 17 hereof) or for the purpose of landing the body of any person (other than a Charterers’ representative), and such loss continues for more than three consecutive hours; or;

(iv)          due to any delay in quarantine arising from the master, officers or crew having had communication with the shore at any infected area without the written consent or instructions of Charterers or their agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the master, officers, or crew; or;

(v)           due to detention of the vessels by authorities at home or abroad attributable to legal action against or breach of regulations by the vessels, the vessels’ owners, or Owners (unless brought about by the act or neglect of Charterers); then;

without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers hereunder, or otherwise, the vessels shall be off-hire from the commencement of such loss of time until they are again ready and in an efficient state to resume service from a position not less favourable to Charterers than that at which such loss of time commenced; provided, however, that any service given or distance made good by the vessels whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.

(b)           If the vessels fail to proceed at any guaranteed speed pursuant to Clause 24, and such failure arises wholly or partly from any of the causes set out in Clause 21(a) above, then the period for which the vessels shall be off-hire under this Clause 21 shall be the difference between:

(i)            the time the vessels would have required to perform the relevant service at such guaranteed speed, and;

(ii)           the time actually taken to perform such service (including any loss of time arising from interruption in the performance of such service).

For the avoidance of doubt, all time included under (ii) above shall be excluded from any computation under Clause 24.

(c)           Further and without prejudice to the foregoing, in the event of the vessels deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose mentioned in Clause 21(a), the vessels shall be off-hire from the commencement of such deviation until the time when they are again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire.  If the vessels, for any cause or purpose mentioned in Clause 21(a), put into any port other than the port to which they are bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners.  Should the vessels be driven into any port or anchorage by stress of weather hire shall continue to be due and payable during any time lost thereby.

(d)           If the vessels’ flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities find it commercially impracticable to employ the vessels and have given Owners written notice thereof then from the date of receipt by Owners of such notice until the termination of such commercial impracticability the vessel shall be off-hire and Owners shall have the right to employ the vessels on their own account.

(e)           Time during which the vessel is off-hire under this charter shall count as part of the charter period except where Charterers declare their option to add off-hire periods under Clause 4(b)).

(f)            All references to “time” in this charter party shall be references to local time except where otherwise stated.

Periodical Drydocking

22.           (a)           Owners have the right and obligation to drydock the vessels at regular intervals as required On each occasion Owners shall propose to Charterers a date on which they wish to drydock the vessel, not less than 30 days before such date and Charterers shall offer a port for such periodical drydocking and shall take all reasonable steps to make the vessel available as near to such date as practicable.

Owners shall put the vessels in drydock at their expense as soon as practicable after Charterers place the vessels at Owners’ disposal clear of cargo other than tank washings and residues.  Owners shall be responsible for and pay for the disposal into reception facilities of such tank washings and residues and shall have the right to retain any monies received therefore, without prejudice to any claim for loss of cargo under any Bill of Lading or this charter.

(b)           If a periodical drydocking is carried out in the port offered by Charterers (which must have suitable accommodation for the purpose and reception facilities for tank washings and residues), the vessels shall be off-hire from the time she arrives at such port until drydocking is completed and she is in every way ready to resume Charterers’ service and is at the position at which they went off-hire or a position no less favourable to Charterers, whichever she first attains. However;

(i)            provided that Owners exercise due diligence in gas-freeing, any time lost in gas-freeing to the standard required for entry into drydock for cleaning and painting the hull shall not count as off-hire, whether lost on passage to the drydocking port or after arrival there (notwithstanding Clause 21), and;

(ii)           any additional time lost in further gas-freeing to meet the standard required for hot work or entry to cargo tanks shall count as off-hire, whether lost on passage to the drydocking port or after arrival there.

Any time which, but for sub-Clause (i) above, would be off-hire, shall not be included in any calculation under Clause 24.

The expenses of gas-freeing, including without limitation the cost of bunkers, shall be for Owners’ account.

(c)           If Owners require the vessels, instead of proceeding to the offered port, to carry out periodical drydocking at a special port selected by them, the vessel shall be off-hire from the time when she is released to proceed to the special port until she next presents for loading in accordance with Charterers’ instructions, provided, however, that Charterers shall credit Owners with the time which would have been taken on passage at the service speed had the vessels not proceeded to drydock.  All fuel consumed shall be paid for by Owners but Charterers shall credit Owners with the value of the fuel which would have been used on such notional passage calculated at the guaranteed daily consumption for the service speed, and shall further credit Owners with any benefit they may gain in purchasing bunkers at the special port.

(d)           Charterers shall, insofar as cleaning for periodical drydocking may have reduced the amount of tank-cleaning necessary to meet Charterers’ requirements, credit Owners with the value of any bunkers which Charterers calculate to have been saved thereby, whether the vessels drydock at an offered or a special port.

Ship Inspection

23.           Charterers shall have the right at any time during the charter period to make such inspection of the vessels as they may consider necessary.  This right may be exercised as often and at such intervals as Charterers in their absolute discretion may determine and whether the vessels are in port or on passage.  Owners affording all necessary co-operation and accommodation on board provided, however:

(a)           that neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise, by Charterers of such right shall in any way reduce the master’s or Owners’ authority over, or responsibility to Charterers or third parties for, the vessels and every aspect of their operation, nor increase Charterers’ responsibilities to Owners or third parties for the same; and;

(b)           that Charterers shall not be liable for any act, neglect or default by themselves, their servants or agents in the exercise or non-exercise of the aforesaid right.

Detailed Description and Performance

24.           Owners guarantee that the speed and consumption of the vessels shall be as agreed with Charterers.

Salvage

25.           Subject to the provisions of Clause 21 hereof, all loss of time and all expenses (excluding any damage to or loss of the vessels or tortious liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 25.

All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers after deducting the master’s, officers’ and crew’s share.

Lien

26.           Owners shall have a lien upon all cargoes and all freights, sub-freights and demurrage for any amounts due under this charter; and Charterers shall have a lien on the vessels for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owners of this charter.

Exceptions

27.           (a)           The vessels, their master and Owners shall not, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the vessel; fire, unless caused by the actual fault or privity of Owners; collision or stranding; dangers and accidents of the sea; explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery; provided, however, that Clauses 1, 2, 3, and 24 hereof shall be unaffected by the foregoing.  Further, neither the vessels, their master or Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or restraint of princes, rulers or people.

(b)           The vessels shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or property.

(c)           Clause 27(a) shall not apply to, or affect any liability of Owners or the vessels or any other relevant person in respect of:

(i)            loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which the vessels may proceed under this charter, whether or not such works or equipment belong to Charterers, or;

(ii)           any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo.  Any such claim shall be subject to the Hague-Visby Rules or the Hague Rules or the Hamburg Rules, as the case may be, which ought pursuant to Clause 38 hereof to have been incorporated in the relevant Bill of Lading (whether or not such Rules were so incorporated) or, if no such Bill of Lading is issued, to the Hague-Visby Rules unless the Hamburg Rules compulsorily apply in which case to the Hamburg Rules.

(d)           In particular and without limitation, the foregoing subsections (a) and (b) of this Clause shall not apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire.

Injurious Cargoes

28.           No acids, explosives or cargoes injurious to the vessel shall be shipped and without prejudice to the foregoing any damage to the vessels caused by the shipment of any such cargo, and the time taken to repair such damage, shall be for Charterers’ account.  No voyage shall be undertaken, nor any goods or cargoes loaded, that would expose the vessel to capture or seizure by rulers or governments.

Grade of Bunkers

29.           Charterers shall supply fuel as required for the vessels.  If Owners require the vessels to be supplied with more expensive bunkers they shall be liable for the extra cost thereof.

Charterers warrant that all bunkers provided by them in accordance herewith shall be of a quality complying with ISO Standard 8217 for Marine Residual Fuels and Marine Distillate Fuels as applicable.

Disbursements

30.           Should the master require advances for ordinary disbursements at any port, Charterers or their agents shall make such advances to him, in consideration of which Owners shall pay a commission of two and a half per cent, and all such advances and commission shall be deducted from hire.

Laying-up

31.           Charterers shall have the option, after consultation with Owners, of requiring Owners to lay up the vessels at a safe place nominated by Charterers, in which case the hire provided for under this charter shall be adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should reasonably be made by Owners as a result of such lay up.  Charterers may exercise the said option any number of times during the charter period.

Requisition

32.           Should the vessels be requisitioned by any government, de facto or de jure, during the period of this charter, the vessels shall be off-hire during the period of such requisition, and any hire paid by such governments in respect of such requisition period shall be for Owners’ account.  Any such requisition period shall not count as part of the charter period.

Outbreak of War

33.           If war or hostilities break out between any two or more of the following countries: U.S.A., the countries or republics having been part of the former U.S.S.R. (except that declaration of war or hostilities solely between any two or more of the countries or republics having been part of the former USSR shall be exempted), P.R.C., U.K., Netherlands, then both Owners and Charterers shall have the right to cancel this charter.

Additional War Expenses

34.           If the vessels are ordered to trade in areas where there is war (de facto or de jure) or threat of war, Charterers shall reimburse Owners for any additional insurance premia, crew bonuses and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable and in any event before such expenses are incurred, and provided further that Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any claims by Owners under their war risk insurance arising out of compliance with such orders.

Any payments by Charterers under this Clause will only be made against proven documentation.  Any discount or rebate refunded to Owners, for whatever reason, in respect of additional war risk premium shall be passed on to Charterers.

War Risks

35.           (a)           The master shall not be required or bound to sign Bills of Lading for any place which in his or Owners’ reasonable opinion is dangerous or impossible for the vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil war, civil commotions or revolutions.

(b)           If in the reasonable opinion of the master or Owners it becomes, for any of the reasons set out in Clause 35(a) or by the operation of international law, dangerous, impossible or prohibited for the vessel to reach or enter, or to load or discharge cargo at, any place to which the vessels have been ordered pursuant to this charter (a “place of peril”), then Charterers or their agents shall be immediately notified in writing or by radio messages, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this charter (provided such other place is not itself a place of peril).  If any place of discharge is or becomes a place of peril, and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of it as may be affected at any place which they or the master may in their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.

(c)           The vessels shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever given by the government of the state under whose flag the vessels sail or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risks insurance on the vessel the right to give any such directions or recommendations.  If by reason of or in compliance with any such directions or recommendations anything is done or is not done, such shall not be deemed a deviation.  If by reason of or in compliance with any such direction or recommendation the vessels do not proceed to any place of discharge to which she has been ordered pursuant to this charter, the vessels may proceed to any place which the master or Owners in his or their discretion select and there discharge the cargo or such part of it as may be affected. Such discharge shall be deemed to be due fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.

Charterers shall procure that all Bills of Lading issued under this charter shall contain the Chamber of Shipping War Risks Clause 1952.

Both to Blame Collision Clause

36.           If the liability for any collision in which the vessel is involved while performing this charter fails to be determined in accordance with the laws of the United States of America, the following provision shall apply:

“If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the owners of the cargo carried hereunder will indemnify the carrier against all loss, or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of the said cargo, paid or payable by the other or non-carrying ship or her owners to the owners of the said cargo and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier.”

“The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.”

Charterers shall procure that all Bills of Lading issued under this charter shall contain a provision in the foregoing terms to be applicable where the liability for any collision in which the vessels are involved fails to be determined in accordance with the laws of the United States of America.

New Jason Clause

37.           General average contributions shall be payable according to York/Antwerp Rules, 1994 as amended from time to time, and shall be adjusted in London in accordance with English law and practice but should adjustment be made in accordance with the law and practice of the United States of America, the following position shall apply:

“In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.”

“If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers.  Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery.”

Charterers shall procure that all Bills of Lading issued under this charter shall contain a provision in the foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.

Clause Paramount

38.           Charterers shall procure that all Bills of Lading issued pursuant to this charter shall contain the following:

“(1) Subject to sub-Clause (2) or (3) hereof, this Bill of Lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the “Hague-Visby Rules”).  Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules.”

“(2) If there is governing legislation which applies the Hague Rules compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hague Rules.  Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.”

“(3) If there is governing legislation which applies the United Nations Convention on the Carriage of Goods by Sea 1978 (hereafter the “Hamburg Rules”) compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules.  Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.”

“(4) If any term of this Bill of Lading is repugnant to the Hague-Visby Rules, or Hague Rules, or Hamburg Rules, as applicable, such term shall be void to that extent but no further.”

“(5) Nothing in this Bill of Lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law.”

Insurance/ITOPF

39.           Owners warrant that the vessels are now, and will, throughout the duration of the charter:

(a)           be owned or demise chartered by a member of the International Tanker Owners Pollution Federation Limited;

(b)           be properly entered in a P & I Club, being a member of the International Group of P & I Clubs;

(c)           have in place insurance cover for oil pollution for the maximum on offer through the International Group of P & l Clubs but always a minimum of United States Dollars 1,000,000,000 (one thousand million);

(d)           have in full force and effect Hull and Machinery insurance placed through reputable brokers on Institute Time Clauses or equivalent for the market value agreed by Owners and Charterers.

Owners will provide, within a reasonable time following a request from Charterers to do so, documented evidence of compliance with the warranties given in this Clause 39.

Export Restrictions

40.           The master shall not be required or bound to sign Bills of Lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.

Charterers shall procure that all Bills of Lading issued under this charter shall contain the following clause:

“If any laws rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this Bill of Lading, carriers shall be entitled to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place.  If cargo owners fail to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the master may in their or his absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this Bill of Lading so far as the cargo so discharged is concerned”.

The foregoing provision shall apply mutatis mutandis to this charter, the references to a Bill of Lading being deemed to be references to this charter.

Business Principles

41.           (Deleted)

Drugs and Alcohol

42.           (a) Owners warrant that they have in force an active policy covering the vessels which meets or exceeds the standards set out in the “Guidelines for the Control of Drugs and Alcohol On Board Ship” as published by the Oil Companies International Marine Forum (OCIMF) dated January 1990 (or any subsequent modification, version, or variation of these guidelines) and that this policy will remain in force throughout the charter period, and Owners will exercise due diligence to ensure the policy is complied with.

.        (b) Owners warrant that the current policy concerning drugs and alcohol on board is acceptable to ExxonMobil and will remain so throughout the charter period.

Oil Major Acceptability

43.    If, at any time during the charter period, the vessels become unacceptable to any Oil Major, Charterers shall have the right to terminate the charter.

Pollution and Emergency Response

44.    Owners are to advise Charterers of organisational details and names of Owners personnel together with their relevant telephone/facsimile/e-mail/telex numbers, including the names and contact details of Qualified Individuals for OPA 90 response, who may be contacted on a 24 hour basis in the event of oil spills or emergencies.

ISPS Code/US MTSA 2002

45.           (a).          (i)            From the date of coming into force of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) and the US Maritime Transportation Security Act 2002 (MTSA) in relation to the Vessel and thereafter during the currency of this charter, Owners shall procure that both the Vessel and “the Company” (as defined by the ISPS Code) and the “owner” (as defined by the MTSA) shall comply with the requirements of the ISPS Code relating to the Vessel and “the Company” and the requirements of MTSA relating to the vessel and the “owner”.  Upon request Owners shall provide documentary evidence of compliance with this Clause 45(a) (i).

(ii)   Except as otherwise provided in this charter, loss, damage, expense or delay, caused by failure on the part of Owners or “the Company”/”owner” to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for Owners’ account.

(b).  (i)           Charterers shall provide Owners/Master with their full style contact details and shall ensure that the contact details of all sub-charterers are likewise provided to Owners/Master.  Furthermore, Charterers shall ensure that all sub-charter parties they enter into during the period of this charter contain the following provision:

“The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.

(ii)   Except as otherwise provided in this charter, loss, damage, expense or delay, caused by failure on the part of Charterers to comply with this sub-Clause 45(b) shall be for Charterers’ account.

(c).  Notwithstanding anything else contained in this charter costs or expenses related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code/MTSA including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for Charterers’ account, unless such costs or expenses result solely from Owners’ negligence in which case such costs or expenses shall be for Owners’ account.  All measures required by Owners to comply with the security plan required by the ISPS Code/MTSA shall be for Owners’ account.

(d).  Notwithstanding any other provision of this charter, the vessels shall not be off-hire where there is a loss of time caused by Charterers’ failure to comply with the ISPS code/MTSA (when in force).

(e).  If either party makes any payment which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.

Law and Litigation

46.       (Deleted)

Confidentiality

47.       All terms and conditions of this charter arrangement shall be kept private and confidential, except as required by applicable law

Construction

48.       The side headings have been included in this charter for convenience of reference and shall in no way affect the construction hereof.

Additional Clauses:   As attached, shall be incorporated herein.

SIGNED FOR OWNERS			SIGNED FOR CHARTERES
OSG 300 LLC			OSP 300 LLC

By:	/s/ James I. Edelson		By:	/s/ Jerry Miller

	Name:James I. Edelson			Name:	Jerry Miller
	Title: Manager			Title:	Manager

OSG LIBERTY LLC

By:	/s/ Myles R. Itkin

	Name:	Myles R. Itkin
	Title:	Manager

Additional Terms

To the time charter dated April 1, 2008 between: (a) OSG 300 LLC and OSG Liberty LLC; and (b) OSP 300 LLC

1.	Charterhire, Payments and Expense
	1.1	OWNER’S BANK
	1.2	TIME CHARTER HIRE RATE
	1.3	OWNER’S ITEMS
	1.4	COMMISSION
	1.5	HIRE PAYMENT
	1.6	OPA/COFR EXPENSES

2.	Delivery/Redelivery and Trading
	2.1	DELIVERY
	2.2	REDELIVERY
	2.3	TRADING AREAS AND EXCLUSIONS
	2.4	NOTICE OF DELIVERY/REDELIVERY
	2.5	BUNKERS ON DELIVERY/REDELIVERY
	2.6	OFF-HIRE PERIOD(S)
	2.7	BOYCOTT
	2.8	TRADING WHILE OFF-HIRE
	2.9	DRYDOCKING
	2.10	LAY-UP

3.	Vessel Operations, Performance and Warranties
	3.1	SPILL PREVENTION
	3.2	OILY WASTE
	3.3	SPEEDS/CONSUMPTIONS
	3.4	HEATING
	3.5	SHIP TO SHIP TRANSFER
	3.6	CARGO MANIFOLDS
	3.7	CRUDE OIL WASH (COW)
	3.8	INERT GAS SYSTEM
	3.9	SURVEY AND SAMPLE
	3.10	COMMINGLING/BLENDING
	3.11	CARGO RETENTION
	3.12	LOADING WARRANTY
	3.13	PUMPING PERFORMANCE WARRANTY
	3.14	DRAWINGS/DATA
	3.15	REMEASUREMENT
	3.16	ETA
	3.17	CBM MOORING EQUIPMENT

	3.18	SEA TERMINALS
	3.19	COMMUNICATION EQUIPMENT
	3.20	INMARSAT TRACKING
	3.21	MANNING
	3.22	OWNERSHIP/FLAG

4.	Eligibility and Compliance
	4.1	APPROVALS
	4.2	ELIGIBILITY
	4.3	I.T.F.
	4.4	DRUG AND ALCOHOL POLICY
	4.5	SOLAS/MARPOL
	4.6	ITOPF
	4.7	JAPAN MARITIME DISASTER PREVENTION CENTER CERTIFICATES

5.	Legal Provisions
	5.1	LAW AND LITIGATION
	5.2	AFFILIATES’ CLAIMS
	5.3	ASSIGNMENT
	5.4	TENDER OF NOTICE
	5.5	INSURANCE
	5.6	WAR
	5.7	BILL(S) OF LADING/INDEMNITY
	5.8	CONFIDENTIALITY
	5.9	LOSS OF VESSEL
	5.10	CONFLICTS OF INTEREST
	5.11	CONTRACT INTERPRETATION

1.	Charterhire, Payments and Expense

	1.1	OWNER’S BANK

See clause 9 of the Shelltime 4 form.

	1.2	TIME CHARTER HIRE RATE

See clause 8 of the Shelltime 4 form

1.3       OWNER’S ITEMS

It is understood that Owner shall pay for all customary Owner’s costs including, but not limited to, sealing ship’s stores, legalization of crew list, gangway, garbage dues, sick mariner dues, sailor’s home, mission to seamen, lifeboat institution at each port and, when off hire, fuel for domestic services.  Owner shall be responsible for settling all of its expenses directly with agents.

1.4       COMMISION:

None

1.5       HIRE PAYMENT

Notwithstanding the provisions of Clause 9 of the Shelltime 4 form, Charterer shall: (a) not be responsible for any delay or error by Owner’s bank in crediting Owner’s account provided that Charterer has made proper and timely payments; and (b) be responsible for any delay or error caused by Charterer’s bank.

1.6       OPA/COFR EXPENSES

Owner is responsible for periodic (annual or otherwise) OPA expenses.  Charterer is responsible for OPA premiums charged on a per call basis.

2.         Delivery/Redelivery and Trading

2.1       DELIVERY

See Clause 4 (d) of the Shelltime 4 form.

2.2       REDELIVERY

See Clause 4 (d) of the Shelltime 4 form.

2.3       TRADING AREAS AND EXCLUSIONS

See Clause 4 of the Shelltime 4 form.

2.4      NOTICE OF DELIVERY/REDELIVERY

.1             See Clause 5 of the Shelltime 4 form.

2.5       BUNKERS ON DELIVERY/REDELIVERY

Bunkers on delivery to be settled at cost upon Owner’s verification of bunker invoice of cost of bunkers.  If possible, vessel to be redelivered with approximately the same quantity fuel oil and gas oil to be settled at cost upon Charterer’s verification of bunker invoice of cost of bunkers.  In each case, quantities to be no less than 300 mt fuel oil and 50 mt gas oil.  Bunker survey to be held at locations of delivery and redelivery unless otherwise mutually agreed.  Time and cost of both surveys to be split 50/50 between Owner and Charterer.  Title of bunkers to pass to Charterer upon delivery and to Owner upon redelivery.

2.6       OFF-HIRE PERIOD(S)

Notwithstanding Clause 21(e) of the Shelltime 4 form, the time charter period may be extended by Charterer for all or any part of the time that the Vessels are off-hire during the initial term of the charter. Charterer’s option to add back off-hire time to the time charter period is to be exercised latest 20 days prior to expiry.

2.7       BOYCOTT

In addition to the circumstances described in Clause 21(a)(ii) of the Shelltime 4 form, and subject to Clause 5.11.B, in the event of Vessels are subject to boycott, are delayed or rendered inoperative by strikes, labor stoppages or any other difficulties arising from their flag, ownership, crew or terms of employment of crew or any other vessel under the same ownership, operation or control, such time lost is to be considered as off -hire and all expenses incurred thereby, including fuel consumed during such periods to be for Owner’s account.  Charterer will not send the Vessels to any port or place where the Vessels are known to be boycotted for such reasons.

2.8       TRADING WHILE OFF-HIRE

Owner may not under any circumstances trade the Vessels for its own account during any period of off-hire, unless agreed in advance by Charterer.

2.9       DRYDOCKING

A.        See clause 22 of the Shelltime 4 form.

B.        Emergency Drydocking

Should emergency drydocking be required, Charterer shall allow the Vessels to proceed to an appropriate port.  Owner shall be solely responsible for gas freeing the Vessels upon such occasion, and all towing, pilotage, fuel and other expense incurred while proceeding to and from and while in drydock shall be for Owner’s account.  Fuel used during such drydocking or repair as provided in this clause or in proceeding to or from the port of drydocking or repair, will be charged to Owner by Charterer at the price charged to Charterer by its bunker supplier at the last supply port.

In case of emergency drydock pursuant to this clause at a port where the Vessels are to load, discharge or bunker under Charterer’s orders, hire shall be suspended from the time the Vessels received free pratique on arrival, if in ballast, or upon completion of discharge of cargo, if loaded, until the Vessels are again ready for service.  In case of drydocking at a port other than where the Vessels load, discharge, or bunker under Charterer’s orders, the following time and bunkers shall be deducted from hire:  total time and bunkers including repair port call from the actual voyage from last port of call under Charterer’s order to next port of call under Charterer’s orders, less theoretical voyage time and bunkers for the direct voyage from said last port of call to said next port of call.  The period during which hire is suspended including drydocking and repairs until the Vessels again come on hire under the terms hereof shall count as off-hire under the terms of this Charter.

C.        Cleaning Costs

Regardless of whether the drydocking is a scheduled or emergency drydocking, any incremental cleaning time and costs to clean for drydocking shall be for the Owner’s account.

2.10     LAY-UP

Charterer shall have the option with Owner’s approval which is not to be unreasonably withheld, of laying-up the Vessels at a safe place for all or any portion of the term of this Charter in which case hire hereunder shall continue to be paid, but there shall be credited against such hire the whole amount which Owner shall save during such period of lay-up through reduction in expenses, less any extra expenses borne by Owner is put as result of such lay-up including, but not limited to, crew repatriation expenses and to keep the Vessels well and properly maintained during such lay-up periods.  All reactivation expenses including but not limited to crew joining expenses to be for Charterer’s account.  The place of such lay-up shall be subject to Owner’s approval, not to be unreasonably withheld.

3.         Vessel Operations, Performance and Warranties

3.1       SPILL PREVENTION

Prior to commencement of loading or discharging operations, all overboard lines are to be checked to ensure that they are securely closed.  Pumproom stripping line overboard discharges shall be suitably blanked off before arriving in port.  These blanks are to be installed and retained in line through the entire period that the Vessels are in coastal waters.  All other precautions are to be taken to avoid any spillage and/or leakage.  If during loading or discharging operations there is any indication of spillage or leakage of oil or CPP cargo, the Vessels shall immediately cease all pumping operations and notify the Owner’s DPA (Dedicated Position Ashore), terminal representative(s) and/or Charterer’s supervisor(s).  The Vessels shall not resume loading or discharging operations until a thorough investigation is conducted and appropriate remedies are taken, and any time lost shall be for Owner’s account, should such spillage or leakage of oil be found to have occurred due to the negligence of Vessels’ crew or condition of the Vessels.  Notwithstanding the above, Owner shall always comply with the terms of Clause 4.2.

3.2       OILY WASTE

The Vessels shall, during tank washing, segregate the tank washings into one cargo compartment and after maximum separation of the free water, discharge the free water overboard to the extent permitted by applicable international regulations.  Thereafter, Charterer shall be notified of the amount of oil and water in the segregated tank washings.  On being so notified, Charterer will give instructions for the disposition of the segregated tank washings and any other cargo oil residues on board (hereinafter collectively called “residues”).  The residues will, at Charterer’s option, be pumped ashore at the loading terminal or retained on board during the loaded passage.

If Charterer requires that the residues be pumped ashore at the loading port(s), any extra expenses incurred by the Vessels in pumping ashore shall be for Charterer’s account.  If the residues are to be kept on board, the Master shall arrange that the quantity be measured in conjunction with the cargo suppliers, a note of the quantity shall be made in Vessels’ ullage record and a slop certificate shall be issued.  If Charterer requires that the residues be kept on board, segregated from cargo, they shall, at Charterer’s option, be discharged at the discharging port(s) in accordance with Charterer’s instructions.

3.3       SPEEDS/CONSUMPTIONS

See clause 24 of the Shelltime 4 form.

3.4       HEATING

No requirements

3.5       SHIP TO SHIP TRANSFER

Charterer shall have the right to perform loading and/or unloading of cargo via ship to ship transfers (weather permitting and subject to Master’s approval which not to be unreasonably withheld) at anchor or off any port.  Charterer will provide fenders, hoses and all other equipment necessary to perform the lighterage operations to Master’s satisfaction.  Owner agrees to allow supervisory personnel on board, including mooring master, to assist in the performance of lighterage operations.  Any such ship to ship transfer operations shall be conducted in accordance with the latest edition of OCIMF Ship to Ship Transfer Guide (Petroleum).

Full or partial loading from or discharge to lighters/barges shall not be considered ship to ship transfers.

3.6       CARGO MANIFOLDS

Owner warrants that Vessels shall be equipped with pressure gauges fitted inboard of the valve at each discharge manifold connection.  Such gauges shall be maintained in proper working condition and each gauge shall have a valid test certificate.

Owner warrants that all piping, valves, spools, reducers and other fittings comprising that portion of Vessels’ manifold system outboard of the last fixed rigid support to the Vessels’ deck and used in the transfer of cargo, bunkers or ballast, will be made of steel or nodular iron which shall comply with the most recent Oil Companies International Marine Forum (“OCIMF”) standards.  The fixed rigid support for the manifold system must be designed to prevent both lateral and vertical movement of the manifold.

Owner further warrants that no more than one reducer or spacer will be used between Vessels’ manifold valve and the terminal hose or loading arm connection in accordance with OCIMF Guidelines.  The Vessels shall be equipped to present flanges of 10”, 12” and 16” (ASA) at all manifold connections on one side of the Vessels.

3.7       CRUDE OIL WASH (COW)

N/A

3.8       INERT GAS SYSTEM

N/A

3.9       SURVEY AND SAMPLE

Charterer’s representative may survey and take samples from all Vessel tanks at any time, with cost to be for Charterer’s account.

3.10     COMMINGLING/BLENDING

Charterer shall have the option to commingle and blend different grades of cargo as they are loaded into the Vessels’ tanks, provided that such commingling and blending is within the Vessels’ technical capabilities and that the Owner/Master consider it safe to do so.  To the extent that such commingling and blending operations are executed by the Vessels’ staff in accordance with the Charterer’s instructions, Owner/Master shall not be responsible for the quality of cargo resulting from such blending operations.

3.11     CARGO RETENTION

In the event that any cargo remains on board upon completion of final discharge, Charterer shall have the right to invoice an amount equal to the CNF port of discharge value of such cargo plus freight due with respect thereto provided that the volume of cargo remaining on board is liquid and pumpable and reachable by Vessels’ fixed equipment (or would have been but for the fault or negligence of the Owner, Master, Vessel or her crew including non-compliance with cargo heating requirements as set forth in this charter party and/or voyage instructions) as determined by a qualified independent inspector.

The findings of the aforementioned inspector, whether appointed by Charterer, cargo receiver, cargo Owner, or Owner, shall be binding on both parties.  In making the said invoice, Charterer shall credit Owner for any quantity of cargo onboard immediately prior to the time of commencement of loading determined by an independent inspector to have then been liquid and free flowing to the extent that such quantity does not exceed the total quantity of cargo ROB upon completion of discharge.

3.12     LOADING WARRANTY

Owner warrants that Vessels can routinely load a homogenous cargo at a maximum rate of 36,000 barrels/hour provided two cargo lines are connected (except for start up and topping up operation).

3.13     PUMPING PERFORMANCE WARRANTY

A.        Owner warrants that Vessels are capable of discharging a full cargo in 24 hours (or prorata for part cargo) or maintaining an average pressure of 100 PSI at the Vessels’ manifold throughout the entire period of discharge excluding stripping and shore facilities permitting.

B.        Charterer is to be compensated at the Hourly Rate of Hire for each hour, or pro rata for each part of an hour, that the Vessels take in excess of the pumping time allowed per the rates stipulated in sub-paragraph (A) hereof.  In addition, Charterer reserves the right to order the Vessels from any berth at any time at the Owner’s time and expense when this warranty is breached.  Owner will receive no credit or compensation if the Vessels are able to discharge at a rate greater than those specified above.  If the terminal or place of discharging does not allow or permit the Vessels to meet the above warranty, the Master shall forthwith issue a Letter of Protest (for which the Master, if possible, shall obtain acknowledgement) to such terminal or place and shall immediately advise Charterer in writing by telex or facsimile.  If the Master fails to issue the Letter of Protest, Owner shall be deemed to waive any rights to contest that time was lost as a result of the Vessels’ failure to comply with the above pumping warranty.  Any delay to Vessels’ discharge caused by shore conditions shall be taken into account in the assessment of pumping performance.

3.14     DRAWINGS/DATA

The following drawings/data shall be submitted to Charterer prior to delivery:

a)    General Arrangement Plan

b)    Capacity Plan

c)           Mooring Arrangement

d)          Ballast Piping Diagram/ Arrangement

e)           Cargo Piping Diagram/Arrangement

f)           Any other documents or data requested by Charterer

In addition, the OCIMF questionnaire, Revised Ship Inspection Report (SIRE) Programme of Oil Companies International Marine Forum, for the vessels is deemed to be fully incorporated into and forms an integral part of this Time Charter.

3.15       REMEASUREMENT

Owner to advise all alternative loadlines and corresponding deadweights/drafts available at the time of charter. Charterer has the option of requesting Owner to arrange for remeasurement of Vessels’ deadweight from time to time.  Owner shall make best endeavors to comply with such request if possible and practical.  Charterer shall endeavor to notify Owner well in advance and give at least three working days notice. All time and expenses in connection with the remeasuring will be borne by Charterer.

3.16       ETA

Owner will instruct Vessel’s Master to advise Charterer of Vessels’ Estimated Time of Arrival (ETAs) at load and discharge ports as instructed by Charterer including but not limited to the following:

Vessels shall advise load/discharge port terminal (via Agent) of their ETA at each of the following times:

1.         Upon leaving last port of call or 96 hours before arrival whichever is less.

2.         48 hours before arrival.

3.         24 hours before arrival.

4.         Any time ETA changes by more than 12 hours.

Charterer shall not be liable for any proven and documented lost time or additional port expense with respect to delays in loading and discharging attributable to the failure of the Vessels to give notice of their ETA in accordance with this clause or as otherwise reasonably requested by Charterer and such proven and documented lost time shall count as off-hire as per Clause 21 (a)(ii).

3.17       CBM MOORING EQUIPMENT

Owner warrants that the Vessels shall comply with the following requirements throughout the duration of this Time Charter, except as noted otherwise below:

The Vessels have a minimum of 6 mooring lines or mooring wires mounted on winches as described below.  Each of these mooring lines or wires shall have a minimum length of 200 meters.  Charterer has the right to supplement the Vessels’ mooring lines as necessary.

Wires/Ropes on winches:

Number:  Seven (7) preferred, six (6) acceptable provided they are in the correct location (see below).

Length:  Three hundred (300) meter required.  The Vessels are equipped with 250 meters.

Material:  Nylon or equivalent ropes are not acceptable. Wire or equivalent synthetic are acceptable.

Mounting:  All wires/ropes must be mounted on their respective winch (see also location below).

Certificates:  All wire/rope certificates must be on board and available for Terminal review upon request.

Breaking Strength:  dependent upon Vessels’ deadweight.

Location:  Vessels must be able to run two wires/ropes from winches located on main deck forward, two (2) from main deck aft, and three (3) from the poop deck (two (2) may be acceptable).

Pendants:  Vessel-furnished pendants must conform to OCIMF guidelines, i.e., their breaking strength (B.S.) must be equal to one hundred and thirty-seven percent (137%) of B.S. of wires if made of nylon, or one hundred and twenty-five percent (125%) of B.S. of wires if made by other synthetic fibers.

Chocks and Double-Horn Bitts:  Vessels must have two (2) closed chocks and at least one (1) set of bitts at each mooring location on both port and starboard side.  Only double-horn bitts are acceptable.  Roller-type chocks may be acceptable only if they have been enclosed by welding a preventive bar on top.  Open-type roller chocks are not acceptable.

Winch Brake Holding Capacity:  Must conform to OCIMF guidelines and must be set at sixty percent (60%) of the breaking strength of wires/ropes on winch.

Secondary Ropes:  A second set of lines will be run to each buoy.  Vessels must have on board a minimum of seven (7) synthetic lines (nylon lines are not acceptable) in good condition, minimum two hundred (200) meters long and of minimum seventy-five (75) metric tons breaking strength.

Boom:  Minimum fifteen (15) metric ton safe working load boom or crane required.  The Vessels are equipped with 5-ton boom.

Manifold:  Vessels must be able safely to connect twelve (12) and/or sixteen (16) inch hoses.  If reducers are used, all connections/flanges must be within the boundaries of the containment area under the manifolds.

All delays, losses and expenses due to non-compliance with this clause will remain solely for Owner’s account.

3.18       SEA TERMINALS

Owner warrants that when calling at a sea terminal, the Vessels will maintain their engines in readiness and will be loaded and discharged in such a manner that they are able immediately to shut down cargo operations at any state of loading or discharging, promptly disconnect hoses, release mooring lines, and proceed to another anchorage or area.

3.19       COMMUNICATION EQUIPMENT

Owner warrants that Vessels shall be equipped with VHF radiotelephone, satellite communications earth station, facsimile machine,  GMS cellular telephone, internet e-mail, and such other radio telecommunications equipment as may be required by international, flag state, and port state regulations.

3.20       INMARSAT TRACKING

Charterer may employ an Inmarsat C tracking system on the Vessels.  All registration and communication costs relating to this tracking system will be for Charterer’s account.  Charterer will advise when the system is operative and confirm termination on redelivery.  Owner to supply the following information:

Inmarsat C number (9 digits beginning with 4):

Manufacturer, make, etc.:

Model Number:

Terminal S/W version, if known:

3.21       MANNING

A.        Owner to advise, if so requested, the relief schedule of Vessels’ senior officers (Master, C/E, C/O and 1/E) and provide to Charterer the CV of each joining officer showing work experience.

B.        Charterer requires Master and chief officer to have combined minimum experience of five years in rank (Similar for C/E and 1/E).  Exceptions to this requirement may be discussed on a case by case basis and shall depend on the characteristics of the Vessels, their trade and past experience on the same class of Vessels.

C.        Owner to endeavor, without guarantee, to maintain operational continuity on Vessels by maintaining the same senior officers in rotation.

D.        Should Charterer identify an issue of concern relating to the crew, Owner is to take corrective action without delay.

E.         Vessel’s senior officers shall be fluent (written and spoken) in English.

3.22       OWNERSHIP/FLAG

Owner undertakes that the Vessels will not change management, flag or be sold or otherwise disposed of during the currency of this charter without prior approval of Charterer, not to be unreasonably withheld.

4.       Eligibility and Compliance

4.1         APPROVALS

A.        To the best of Owner’s knowledge at the time of delivery, the Vessels will be acceptable to Sunoco throughout the term of this charter

B.        Owner will endeavor to maintain all necessary oil company approvals during the course of this charter.  Should the Vessels not be approved by any necessary oil company, the Owner will undertake at the earliest opportunity to adopt all reasonable corrective measures at Owner’s time and expense and obtain the required approvals, provided, however, that Charterer trades the Vessel to ports and/or areas where the aforesaid oil companies can inspect them if inspection is required to reinstate their oil company approval.  If the Owner is unable to obtain the approval of the concerned oil company as a result of the continued unacceptability of the Vessels, after inspection and not as a result of inability or want to inspect by the oil company, and as a consequence, the oil company and the Charterer having proved that despite its best efforts it is unable to find alternative employment for the Vessels, Charterer shall have the right to put them off hire for the actual time lost until alternative employment of no worse value than that originally identified is found.

.2         C.        Should Charterer require other approvals, sufficient time and notice is to be given to Owner who will then arrange for Vessels’ inspection at Charterer’s own expense.  Failure to obtain approvals shall give Charterer the right to put the Vessels off hire, and costs to make good the deficiencies will be for the Owner’s account.

4.2         ELIGIBILITY

Subject to Clause 5.11.B, Owner warrants that the Vessels are in all respects eligible under applicable conventions, laws and regulations for trading to the ports and places specified in Clause 4 and Clause 2.3, and that they shall have on board for inspection by the appropriate authorities all certificates, records, compliance letters, contingency plans and other documents required for such service including, but not limited to, ISM Safety Management Certificate, ISM Document of Compliance, and Certificates of Financial Responsibility for Oil Pollution.  Owner further warrants that the Vessels do, and will, fully comply with all applicable conventions, laws, regulations and ordinances of any international, national, state or local government entity having jurisdiction.  In particular, Owner warrants that for trading to or from ports in the United States, the Vessels do and will comply with all requirements of the Federal Oil Pollution Act of 1990 (OPA 90), US Federal Water Pollution Control Act, SOLAS IX (ISM), MARPOL 1973/1978/1983, Civil Liability Convention and regulations issued pursuant thereto and effective during the term of this charter party.  Any delays, losses, expenses or damages arising as a result of failure to comply with this clause shall be for Owner’s account and, where applicable, shall count as off-hire time per Clause 21.  In the interest of safety, Owner recommends that the Master observe the recommendations as to traffic separation and routing which are issued from time to time by the International Maritime Organization (IMO) as promulgated by the state of the flag of the Vessels or the state in which the effective management of Vessels is exercised.

4.3         I.T.F.

Owner warrants that the officers and crew are employed under an agreement recognized and approved by the ITF and will remain so throughout the currency of this Charter Party.  In the event that the Vessels are subject to boycott by ITF or any other body, or delayed or rendered inoperative by strikes, labor stoppages/slowdowns or any other difficulties arising from their flag, ownership, crew or terms of employment of other crew of the same ownership, operations or control, such time lost is to be considered as off-hire and all expenses incurred thereby, including fuel consumed during such period to be for Owner’s account.

4.4         DRUG AND ALCOHOL POLICY

Owner warrants that it has a policy on Drug and Alcohol Abuse (“Policy”) applicable to the Vessels which meets or exceeds the standards in the OCIMF Guidelines for the Control of Drugs and Alcohol Onboard Ship.  Under the Policy, alcohol impairment shall be defined as a blood alcohol content of 40 mg/100 ml or greater: the appropriate seafarers to be tested shall be the Vessels’ officers and crew and the drug/alcohol testing and screening shall include unannounced testing in addition to routine medical examinations.  An objective of the policy should be that the frequency of the unannounced testing be adequate to act as an effective abuse deterrent and that officers and crew be tested at least once a year through a combined program of unannounced testing and routine medical examinations.  Owner further warrants that the Policy will remain in effect during the term of this Charter and that Owner shall exercise due diligence to ensure that the Policy is followed.  It is understood that an actual impairment, or any test finding of impairment, shall not in and of itself mean Owner has failed to exercise due diligence.  Persons who test positive, refuse to test, or are unfit for duty (impaired because of drug or alcohol use) shall be removed from the Vessels and shall not be reassigned to them or to any other vessel on charter to Charterer or its affiliates.

4.5       SOLAS/MARPOL

N/A

4.6         ITOPF

Owner warrants that it is a member of the International Tanker Owner’s Pollution Federation (“ITOPF”) and that Owner will retain such membership during the term of this Charter.  Owner further warrants that the Vessels shall be in full compliance with the 1992 Civil Liability Convention (CLC) and the 1992 Fund Convention during the term of this Charter.

5.       Legal Provisions

5.1         LAW AND LITIGATION

Any and all disputes arising out of or relating to this contract shall be arbitrated in the City of New York before a board of three persons,

consisting of one arbitrator to be appointed by the Owner, one arbitrator by the Charterer, and one by the two so chosen who will act in the capacity as procedural chairman.  Their decision or that of any two of them shall be final and binding, and for the purpose of enforcing the award, this agreement and the award may be made a rule of the court.  Either party may call for such arbitration by service upon the other, wherever it may be found, in the form of a written notice specifying the nature of the claim and the name and contact details of their appointed arbitrator.  If the other party shall not, by written notice served on the first moving party within 20 days of the service of such first notice, appoint its arbitrator to arbitrate the disputes or differences specified, then the first moving party shall have the right without further notice to appoint a second arbitrator with precisely the same force and effect as if said second arbitrator had been appointed by the other party.  Awards by the panel, or a majority thereof, may include costs and reasonable attorneys fees.  The arbitration proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. and the applicable law will be the Federal Maritime Law of the United States.

5.2         AFFILIATES’ CLAIMS

A.        If, whether directly or indirectly, any breach of this charter by Owner shall cause any company or companies which, at the date of this charter, is or are associated with and/or affiliated to Charterer to suffer any loss or damage whatsoever or incur any liability whatsoever to any third party, Owner shall be liable to Charterer to the full extent of Charterers’ Affiliates’ or Associates’ losses and/or damages and/or liabilities including those arising under any bill of lading issued under this Charter and Charterer shall be entitled to claim in respect thereof in accordance with the Arbitration Clause of this charter.  Charterer warrants that any sums actually recovered by it in respect of its Affiliates’ or Associates’ losses and/or damages and/or liabilities shall be received by it for the account of such Affiliates and/or Associates, in reduction and/or mitigation of their loss.

B.        If a Bill of Lading issued under this charter is negotiated or assigned to Charterer, all claims asserted by Charterer against Owner under the Bill of Lading shall be subject to arbitration in accordance with the terms of the Arbitration Clause of the charter.

5.3         ASSIGNMENT

Charterer may sub-charter or assign this charter to any individual or company, but Charterer shall always remain responsible for the due fulfillment of this Charter.  Unless Charterer provides its express written consent, not to be unreasonably withheld, Owner may not assign this Charter or its obligations hereunder and any such assignment will be void.

5.4         TENDER OF NOTICE

Any notice due under this charter shall be sent on open CC format by each authorized party via fax or email as below or as otherwise instructed by the parties.

For Owner:  OSG 300 LLC and OSG Liberty LLC

Fax: 212-251-1180

Email: PPopov@OSG.Com

For Charterer: OSP 300 LLC

Fax: 813-221-2649

Email: Fgordon@OSG.com

5.5         INSURANCE

Owner warrants that from the time the obligation to proceed to the loading port(s) and throughout the Vessels’ service under this Charter Party, they shall be insured at Owner’s expense for:

•      Hull and Machinery Insurance including collision liability with a limit equal to or greater than Owner’s yearly declared value of the Vessels. Such insurance to waive all rights of subrogation against Charterer to the extent of the liabilities and/or indemnity obligations assumed by Owner under this Charter.

•      Protection and Indemnity Insurance on a full entry basis with an International Group P&I Club.  Such insurance shall include, but not be limited to: coverage for injuries to or death of masters, mates and crew; collision liabilities not insured under the H&M policy, excess collision liabilities, cargo legal liabilities and pollution liabilities.  The limit of such insurance shall be as established by the rules of the International Group of P&I Clubs except for pollution liabilities which shall be limited to the maximum pollution limit offered through the P&I Clubs of the International Group (currently US $1 billion).

•      Hull and P&I war risk insurance with a limit of not less than the Owner’s yearly declared value of the Vessels. Such insurance to waive all rights of subrogation against Charterer to the extent of the liabilities and/or indemnity obligations assumed by Owner under this Charter.

Any additional, per voyage, Hull and Machinery or Protection and Indemnity, War Risk insurance premiums or required crew bonuses, which are specifically applicable to a particular port or location to which the Charterer directs the Vessels shall be for Charterer’s account (provided always that Charterer is given notice of the amount of such additional premiums prior to the Vessels entering the area to which the additional coverage and premiums apply, and that the benefit of all discounts on such premiums received by Owner from its War Risks insurers, underwriters or brokers are credited to Charterer in full and that Owner obtains from its insurers waivers of subrogation against Charterer in respect of any claims by Owner under its war risk insurance arising out of compliance with such orders).  Charterer shall reimburse Owner any amounts due under this Clause upon receipt of Owner’s invoice together with full supporting documentation including all associated debit and credit notes.

If so requested by Charterer, Owner shall promptly furnish to the Charterer proper evidence of such insurance.  This warranty is to be regarded as an essential part of this Charter Party, which is conditional on its truth or performance, so that its breach entitles Charterer, at its option, to terminate the Charter Party and/or to recover any damages allowable.  Such insurance shall be maintained in full force and effect for the duration of this Charter Party.

5.6         WAR

This clause reprints BIMCO CONWARTIME 93 except for strikeouts of subclause (d)(i),(ii) and (e) which are addressed by clause 5.5.

(a)   For the purpose of this clause, the words:

(i)              “Owner” shall include the ship Owner, bareboat charterer, disponent Owner, managers or other operators who are charged with the management of the Vessel, and the Master; and

(ii)             “War Risks” shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all Vessels or imposed selectively against Vessels of certain flags or Ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which, in the reasonable judgment of the Master and/or the Owner, may be dangerous or are likely to be or to become dangerous to Vessel, her cargo, crew or other persons on board the Vessel.

(b)   The Vessels, unless the written consent of the Owner be first obtained,

shall not be ordered to or required to continue to or through, any port, place, area or zone (whether of land or sea), or any waterway or canal, where it appears that Vessels, their cargo, crew or other persons on board them l, in the reasonable judgment of the Master and/or the Owner, may be, or are likely to be, exposed to War Risks.  Should the Vessels be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, they shall be at liberty to leave it.

(c)   The Vessels shall not be required to load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all Vessels, or is imposed selectively in any way whatsoever against Vessels of certain flags or Ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where they shall be subject, or is likely to be subject to a belligerent’s right of search and/or confiscation.

(f)          The Vessels shall have liberty:-

(i)

To comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessels sail, or other Government to whose laws the Owner is subject, or any other Government, or any other body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii)	To comply with the order, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii)

To comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owner are subject, and to obey the orders and directions of those who are charged with their enforcement;

(iv)	To divert and discharge at any other port a cargo or part thereof which may render the Vessels liable to confiscation as a contraband carrier;

(v)

To divert and call at any other port to change the crew or any part thereof or other persons on board the Vessels when there is reason to believe that they may be subject to internment, imprisonment or other sanctions.

(g)         If in accordance with their rights under the foregoing provisions of this clause, the Owner shall refuse to proceed to the loading or discharging ports, or any one or more of them, they shall immediately inform the Charterer.  No cargo shall be discharged at any alternative port without first giving the Charterer notice of the Owner’s intention to do so and requesting them to nominate a safe port for such discharge.  Failing such nomination by the Charterer within 48 hours of the receipt of such notice and request, the Owner may discharge the cargo at any safe port of their own choice.

(h)         If in compliance with any of the provisions of subclauses (b) to (f) of this Clause anything is done or not done, such shall not be deemed a deviation, but shall be considered as due fulfillment of this Charter.

5.7       BILL(S) OF LADING/INDEMNITY

The discharge port(s) shown in the original Bill of Lading shall not constitute a declaration of discharge port(s) and Charterer shall have the right to order the Vessels to any port(s) within the terms of this Charter Party.

If Charterer requests Owner to deliver cargo at a discharge port or place:

(1)   Without prior presentation to the Vessels at the discharge port or place of one of the original Bills of Lading issued for the cargo, duly endorsed, and/or

(2)   At a discharge port or place other than that specifically named in said Bills of Lading,

Charterer hereby indemnifies Owner, without further invocation, against claims brought by holders of original Bills of Lading against Owner in accordance with Owner’s letter of indemnity wording from Owner’s P&I Club which must be member of the International Group of P&I Clubs.  Owner and Charterer agree that any requirement contained in the above referenced “letter of indemnity” wording for a bank guarantee is hereby waived.  For consistency, letter of indemnity choice of law and dispute resolution procedure is deemed to be as provided under this charterparty Clause 5.1

5.8       CONFIDENTIALITY

The terms and conditions of this Time Charter shall remain private and confidential.

5.9       LOSS OF VESSEL

Should the Vessels be lost, or be missing and presumed lost, hire shall cease at the time of her loss, or if such time is unknown, at the time when the Vessels were last heard from. If the Vessels should become a Constructive Total Loss (“CTL”), hire shall cease at the time of the casualty resulting in such loss.  In either case, any hire paid in advance and not earned shall be returned to Charterer.  If the Vessels should be missing when a payment of hire would otherwise be due, such payment shall be postponed until the safety of the Vessels are ascertained.  If the Vessels should become a CTL, Charterer shall have the option to cancel this Charter on written notice to Owner.  The Vessels shall be deemed a CTL under this Charter when the cost of recovering and repairing them is reasonably estimated to exceed their value when repaired, without taking into consideration any value of this Charter.

5.10     CONFLICTS OF INTEREST

No director, employee or agent of Owner shall give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Charter Party (other than brokerage commissions and other commissions and fees described in this Charter Party), or enter into any other business arrangement with any director, employee or agent of Charterer or any of its affiliates without prior written notification to Charterer.  Any representative(s) authorized by Charterer may audit any and all records of Owner for the sole purpose of determining whether there has been compliance with this clause.

5.11     CONTRACT INTERPRETATION

A.        The headings of these clauses are inserted for convenience of reference and shall be ignored in the interpretation and construction of this Charter.  In the event of any conflict between these rider clauses and Shelltime 4 provisions, these rider clauses shall take precedence.  This Time Charter agreement constitutes the entire agreement among the parties and supercedes any earlier agreements and discussions.  Any amendments to this Time Charter must be in writing from authorized persons.